RETAIL LEASE AGREEMENT

This Retail Lease Agreement (referred to as the "**Lease**" or "**Agreement**") is entered into by Landlord and Tenant as of the Lease Date defined below.

BASIC LEASE INFORMATION AND DEFINED TERMS

Landlord and Tenant agree that the following terms, when used in this Lease with initial capital letters, will be given the meanings established below. Additional defined terms are located in the General Terms and Conditions of this Lease.

Lease Date:	August 28, 2006. The Lease Date will be used for reference purposes only. The "**Execution Date**" means the later of the dates of execution of this Lease by Landlord or Tenant, as evidenced below the signature blocks at the end of this Lease.
Landlord:	One North First Street, LLC
Landlord's Address:	One North First Street, LLC 17851 North 85th Street, Suite 300 Scottsdale, Arizona 85255 Attention: Jay Chernikoff and Steve Hilton Telephone: 480-609-3330 Facsimile: 480-998-9178 with a copy concurrently to: Lynn T. Ziolko, Esq. Kutak Rock LLP 8601 N. Scottsdale Road, Suite 300 Scottsdale, Arizona 85253-2742 Telephone: 480-429-5000 Facsimile: 480-429-5001
Tenant:	New York, NY Fresh Deli Franchising, Inc., a Delaware corporation
Tenant's Address:	One N. First Street, Suite 100 Phoenix, AZ 85004 Attention: Gary Palmer, Chief Operating Officer with a copy concurrently to: Gary Palmer Chief Operating Officer New York, NY Fresh Deli Franchising, Inc. 100 West Hoover Avenue, Suite 12-14 Mesa, Arizona 85210

	Telephone: 480-632-9884 Facsimile: 480-503-1850
Building or Project:	The 7-story office building known as "One North First Street" located at One N. First Street, Phoenix, Arizona 85004.
Leased Premises:	The portion of the Building known as Suite 100 and designated on **Exhibit "A"** to this Lease, comprising part of the ground floor in the Building.
Rentable Area of the Leased Premises:	The square footage of the Leased Premises shall be 1951 square feet for purposes of this Lease.
Building Rentable Area:	97,724 square feet.
Term:	The Initial Term and all applicable Extension Terms.
Commencement Date:	The earlier to occur of: (i) the date that Tenant first takes possession of the Leased Premises to ready the Leased Premises for its business; or (ii) September 1, 2006.
Rent Commencement Date:	February 1, 2007, irrespective of whether Tenant earlier opens for business.
Initial Term:	60 months from the Rent Commencement Date (also calculated as 65 months from September 1, 2006).
Extension Terms:	One additional 5-year term (called the "**Extension Term**").
Security Deposit:	$5,446.54
Prepaid Rent:	$2,763.92
Minimum Monthly Rent:	One twelfth (1/12) of the amount obtained by multiplying the applicable annual base rent per square foot for the Leased Premises by the number of square feet in the Rentable Area of the Leased Premises, as set forth more specifically below: $3,739.42 per month for Lease Year 1 ($23.00 x 1951 square feet x 1/12) $3,739.42 per month for Lease Year 2 ($23.00 x 1951 square feet x 1/12) $4,552.33 per month for Lease Year 3 ($28.00 x 1951 square feet x 1/12) $4,552.33 per month for Lease Year 4 ($28.00 x 1951 square feet x 1/12) $4,552.33 per month for Lease Year 5 ($28.00 x 1951 square feet x 1/12)

If the Extension Term is properly exercised pursuant to the terms of this Lease, the Extension Term's Minimum Monthly Rent shall be equal to one-twelfth (1/12) of the amount obtained by multiplying the applicable annual base rent per square foot for the Leased Premises by the number of square feet in the Rentable Area of the Leased Premises, as set forth more specifically below:

$5,235.18 per month for Lease Year 6 ($32.20 x 1951 square feet x 1/12)

$5,392.89 per month for Lease Year 7 ($33.17 x 1951 square feet x 1/12)

$5,555.47 per month for Lease Year 8 ($34.17 x 1951 square feet x 1/12)

$5,722.93 per month for Lease Year 9 ($35.20 x 1951 square feet x 1/12)

$5,895.27 per month for Lease Year 10 ($36.26 x 1951 square feet x 1/12)

Base Year:	Calendar year 2006, grossed up as provided in Section 6.01(c) below.
Tenant's Proportionate Share of Building Direct Expenses:	2.00% (determined by dividing the Rentable Area of the Leased Premises by the Building Rentable Area and multiplying the resulting quotient, to the second decimal place, by one hundred). This percentage will be modified if there is any increase or decrease in the size of the Building after the Lease Date.
Permitted Uses:	The Leased Premises will be used solely for a restaurant, for both retail and wholesale vending, for on and off premises consumption of fresh deli sub sandwiches, salads and soft drinks. Tenant may sell any and all national menu items and other products and merchandise from time to time sold in other New York NY Fresh Deli restaurants. Notwithstanding the permitted uses herein, the Leased Premises may not be used to sell or serve alcoholic beverages.
Retail Operating Hours:	10:00 a.m. to 3:00 p.m. Monday through Friday; excluding generally accepted holidays (unless Tenant wishes to remain open on such days).
Scheduled Completion Date:	February 1, 2007.
Tenant Improvement Allowance:	The sum of $10.00 per square foot for each square foot of Rentable Area of the Leased Premises (estimated at $19,510 based on 1951 square feet), subject to the limitations established below.

Tenant Broker:	Trinan Real Estate 6263 N. Scottsdale Road Suite 265 Scottsdale, Arizona 85016 Attention: Joseph R. Hoye II
Landlord Broker:	Grubb & Ellis 2375 E. Camelback Road, Suite 300 Phoenix, AZ 85016 Attention: Tyler Wilson
Governing Authorities:	All councils, commissions, boards, committees, departments, offices, and similar ruling or governing bodies of any municipal, county, state, or federal governing authority, that has jurisdiction over the Project or its operation.

GENERAL TERMS AND CONDITIONS

ARTICLE I

LEASED PREMISES

Section 1.01. Leased Premises. Landlord leases to Tenant, and Tenant leases from Landlord, on the terms and conditions established in this Lease, the Leased Premises. The Leased Premises are a part of the Building. The Leased Premises are depicted on the current site plan ("**Site Plan**") attached as **Exhibit "A"** to this Lease.

Section 1.02. Parking. Tenant will be solely responsible for providing parking for Tenant and Tenant's agents, clients, guests, patrons, customers, employees, licensees, and business invitees (each a "**Permittee**"). Without limitation of the foregoing, Tenant will not be entitled to utilize any parking spaces provided under the City Agreement No. 31833.

Section 1.03. Signage. Subject to the Rules and Regulations described below and the limitations set forth in Section 1.04 below, Tenant will have the right to install exterior signage on the South side of the Building identifying the name of Tenant's business (which may utilize the registered and trade marked logo of Tenant) so long as the sign is professionally fabricated and installed, meets the signage requirements of this Lease and the governing Authorities, is paid for solely by Tenant, and is removed by Tenant at the end of its tenancy without damage to the Building.

Section 1.04. Awnings. Subject to the Rules and Regulations described below, Tenant will have the right to install an awning that will span the entire area from the western most edge of the South side Building storefront of the Leased Premises to eastern most edge of the South side of the Leased Premises so long as the awning (i) is professionally fabricated and installed, (ii) meets the requirements of this Lease and the governing Authorities, is paid for solely by Tenant, (iii) is approved by Landlord in advance (whose approval shall not be unreasonably withheld), (iv) does not have any signage that extends beyond the western 22 feet of the western most edge of the South side of the Building Storefront of the Leased Premises, and (v) is removed by Tenant at the end of its tenancy without damage to the Building.

ARTICLE II

COMPLETION OF LEASED PREMISES

Section 2.01. Improvements to Leased Premises. Landlord and Tenant acknowledge that tenant improvements will need to be installed in the Leased Premises prior to occupancy by the Tenant and agree that all tenant improvement work will be constructed by Tenant in accordance with the terms and conditions contained in this Lease. By its execution of this Lease, Tenant accepts the leased Premises in their "AS IS, WHERE IS" condition, and no improvements of any type will be required to be made by Landlord.

Section 2.02. Space Plans. Tenant will furnish to Landlord, within 60 days of the Commencement Date, complete space and construction plans for the Leased Premises. The information will include, without limitation, the exact location of telephone and electric outlets, interior wall finish specifications, and detailed plans and specifications of all construction work to be performed to the Leased Premises by Tenant. Landlord will either approve or disapprove the space and construction plans within seven working days after Landlord's receipt of the proposed plans and an estimated cost breakdown of the tenant improvements. Landlord will not unreasonably withhold its approval of the plans. If Landlord disapproves any part of the plans, Landlord will specify its objections in writing, and Tenant, within a reasonable time, will submit revised plans to Landlord. The plans, as initially prepared by Tenant and approved by Landlord, are referred to as the "**Approved Plans**." After Landlord has approved the plans, the plans may be changed so long as all changes are approved by both Landlord and Tenant, whose respective approvals will not be unreasonably withheld. The final space and construction plans for the Leased Premises, as may be changed from time to time with the approval of Landlord and any applicable Governmental Authorities are referred to in this Lease as the "**Final Plans**."

Section 2.03. Suite Improvements. Tenant, at its sole cost and expense, will furnish to and install within the Leased Premises all tenant improvements described on the Tenant Improvements Provisions attached as **Exhibit "B"** (collectively, the "**Tenant Improvements**", including any additions or alterations to the Final Plans required by Tenant and approved by Landlord subject to Landlord's payment of the Tenant Improvement Allowance as and when required under the terms and conditions of **Exhibit "B"**. All Tenant Improvements will be installed by licensed contractors employed by Tenant (individually, a "**Tenant Contractor**," and, collectively, "**Tenant's Contractors**"). Landlord may, at its election, designate a list of approved contractors for performance of those portions of work involving electrical, mechanical, plumbing, heating, air conditioning or life safety systems from which Tenant must select its contractors for those designated portions of work. All construction work performed by Tenant and Tenant's Contractors will be accomplished in accordance with the terms and conditions outlined on **Exhibit "B"** and in a manner that does not unreasonably interfere with or delay the work of Landlord.

Section 2.04. Scheduled Completion Date. Tenant will use its reasonable and diligent efforts to complete the Tenant Improvements in substantial accordance with the Final Plans by the Scheduled Completion Date, subject to permitted delays described below. If Tenant is unable to complete the Tenant Improvements by the Scheduled Completion Date rent will nevertheless commence under this Lease.

Section 2.05. Completion. The Tenant Improvements will be deemed complete when Tenant's architect, contractor, or engineer certifies to Landlord that the Tenant Improvements are completed in substantial accordance with the Final Plans.

Section 2.06. Landlord Construction Insurance. During the construction of the Tenant Improvements, the Building will be insured against loss or damage by fire and other risks under standard insurance policies for fire, extended coverage, and "builder's risk" procured and paid for by Tenant.

Section 2.07. Tenant FF&E. In addition to the Tenant Improvements, Tenant, at Tenant's sole expense (except to the extent of any available Tenant Improvement Allowance), may install any additional furniture, fixtures, equipment, and other similar items that are not listed in the Final Plans but that Tenant believes are necessary for the operation of its business on the Leased Premises. All furniture, fixtures, equipment, and other items that have been installed by the Tenant will remain Tenant's property and may be removed from the Leased Premises during the Term of this Lease or upon its expiration; however, (i) Tenant must reimburse Landlord for all damage to the improvements on the Leased Premises caused by their removal; (ii) if Tenant is in default at the time of termination or expiration of this Lease, all of these items may be retained by Landlord pursuant to its security interest described below and any landlord's lien created by applicable law; and (iii) all furniture, fixtures, equipment, and other items paid for in whole or in part by the Tenant Improvement Allowance will remain on the Leased Premises as the property of Landlord. Landlord agrees that Tenant may enter into an equipment lease agreement ("Equipment Lease") with an equipment lender ("Equipment Lender") of Tenant's choice pursuant to which certain furniture, fixture, and equipment ("Lender FF&E") will be delivered to, installed, or located on the Leased Premises. Landlord consents to the installation and location of the Lender FF&E on the Leased Premises, and Landlord agrees that, notwithstanding their attachment to the Leased Premises, the Lender FF&E will constitute personal property of Tenant and will not be a fixture and may be removed by Equipment Lender through the exercise of its rights under the Equipment Lease, subject to the terms and conditions below. Landlord agrees not to interfere with any repossession or removal of the Lender FF&E by Equipment Lender that is exercised in accordance with this Lease. Prior to exercising its repossession or removal rights, Equipment Lender must notify Landlord in writing of its intent to exercise these rights, and Equipment Lender's entry on the Leased Premises for any repossession and removal activities will be deemed an agreement by Equipment Lender: (i) to repair in a prompt and complete fashion all damage to the Leased Premises arising out of the repossession or removal of the Lender FF&E; and (ii) to not interfere with Landlord in the exercise of Landlord's rights and remedies under this Lease.

ARTICLE III

TERM AND EXPANSIONS

Section 3.01. Initial Term. The "**Term**" of this Lease will be the Initial Term specified in the Basic Lease Information and Defined Terms, together with any properly elected Extension Term.

Section 3.02. Extension Term.

(a) The Initial Term may be extended by Tenant for the Extension Terms only if the following conditions are satisfied: (i) Tenant delivers written notice of its extension election no earlier than 180 days and no later than 90 days before the expiration of the Initial Term; (ii) Tenant has fully and faithfully performed its obligations under the Lease through the Initial Term; and (iii) Tenant is not in default under this Lease and no event has occurred or fact exists which, but for the passage of time or the giving of notice, would constitute a default under this Lease. If any of these conditions are not satisfied at the time of the delivery of the extension election by Tenant, the extension election will be

deemed ineffective and not valid. Tenant's delivery of a written extension election also will be deemed a representation and warranty to Landlord that Landlord is not in default of its obligations under the Lease, Tenant has no defenses to the enforcement of any term or provision of the Lease, and Tenant has no offsets or credits against any amounts owed or to be owed by Tenant under the Lease.

(b) During the Extension Term, all terms and provisions of this Lease will remain in full force and effect, except for the Minimum Monthly Rent and except that Landlord will not be obligated to make or pay any tenant improvement allowance during the Extension Term and except that no additional Extension Term will apply.

(c) The Minimum Monthly Rent payable by Tenant under this Lease during the Extension Term will be 115% of the last applicable Minimum Monthly Rent during Lease Year 5 of the Initial Term. Therefore, Minimum Monthly Rent for Lease Year 6 will be based upon $32.20/sq.ft./year. At the beginning of each Lease Year, beginning with Lease Year 7, the Minimum Monthly Rent will be increased by 103% over the previous Lease Year's Minimum Monthly Rent, and that increased amount shall be the new Minimum Monthly Rent under the Lease.

Section 3.03. Lease Extension Agreement. To memorialize Tenant's election to exercise its extension option and the agreement of Landlord and Tenant as to the new Minimum Monthly Rent during the Extension Term, Landlord may require Tenant to execute a "**Lease Extension Agreement**" or similar document.

ARTICLE IV

MINIMUM MONTHLY RENT

Section 4.01. Minimum Monthly Rent. Tenant agrees to pay to Landlord during the Term of this Lease, without any prior demand and without any deduction or offset, the Minimum Monthly Rent, except as established in Section 4.05 below. The Minimum Monthly Rent will be payable in advance, commencing on the Rent Commencement Date and thereafter on the first day of each consecutive calendar month during the Term. If the Rent Commencement Date occurs on a day other than the first day of a calendar month, Tenant will pay, on the Rent Commencement Date, a portion of the Minimum Monthly Rent prorated on a per diem basis.

Section 4.02. Late Charge. Tenant acknowledges that late payment by Tenant to Landlord of rent or other amounts due under this Lease will cause Landlord to incur actual pecuniary loss and costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. These costs include, but are not limited to, processing accounting charges and delinquency reports to lien holders. Accordingly, if any installment of rent or any other amount due from Tenant is not received by Landlord within 10 days after the date due, Tenant will pay to Landlord a late charge equal to 5% of the delinquent amount, plus any attorney fees incurred by Landlord because of Tenant's failure to make timely payments. Acceptance of the late charges by Landlord will not constitute a waiver of Tenant's default with respect to the overdue amount and will not prevent Landlord from exercising any of the other

rights and remedies granted under this Lease (including the right to charge interest on amounts unpaid).

Section 4.03. Lease Years. The term "**Lease Year,**" whether capitalized or not, as used in this Lease, will mean a period of 12 consecutive calendar months during the Term; however, if the Commencement Date occurs on any date other than the first of the month, the first lease year will commence upon the Commencement Date and will end at midnight on the last day of the twelfth full calendar month after the Commencement Date.

Section 4.04. Prepaid Rent. Concurrent with execution of this Lease, Tenant will pay to Landlord the Prepaid Rent which will be held by Landlord as additional security for Tenant's performance under the Lease and will be applied to the last installment of Minimum Monthly Rent payable during the last month of the Term.

Section 4.05. Rent Abatement Period. One-half of the Minimum Monthly Rent that would otherwise be due and payable by Tenant to Landlord under this Lease will be abated during the Light Rail Construction. For purposes of the Lease, the term "**Light Rail Construction**" means work associated with the installation of the light rail commuter system in Downtown Phoenix in Line Section 3 (between First and Third Streets on Washington Street) (called "**Line Section 3**") that entails: (i) work on the light rail track, sidewalk, or roadway in Line Section 3 (but not including commuter station work or station finish work); or (ii) work on the electrification system for the light rail and/or communication system that materially disrupts Tenant's business for 30 days or more. A "**material disruption**" will occur when the contractor activity in question imposes significant access, visibility, or operational limitations on the normal use and patronage of the Leased Premises. Rent will be abated in the amount described above until the date that is 60 days after written notice from Landlord that the Light Rail Construction has, for purposes of this Lease, been completed or has ceased; provided, however, that if Tenant reasonably believes that Landlord's determination of the date when Light Rail Construction has been completed or has ceased is incorrect, then the final determination of the date when Light Rail Construction has been completed or has ceased (for purposes of this Lease) shall then be made by Monica Hernandez of Valley Metro Rail (or her successor in the same or similar position) as Metro Community Outreach Area Coordinator for Line Section 3, whose direct telephone number is 602-322-4427, and her e-mail address is mhernandez@valleymetro.org. The timing of delivery of the notice may result in rent for the month in which the 60th day falls to be comprised of partially abated rent and full rent. For purposes of clarification, Light Rail Construction will not be deemed to be ongoing for purposes of this lease (and no rent will be abated) for light rail work on the so called Convention Center, Sheraton Hotel, or CityScape areas. If rent is abated as a result of work on the electrification or communication system as described in subparagraph (ii) above, rent will be prorated on a per diem basis inclusive of the 30 day period (but only after material disruption for 30 days or more).

ARTICLE V

USE OF LEASED PREMISES AND SERVICES

Section 5.01. Permitted Use. Tenant will use the Leased Premises solely for the Permitted Uses, and Tenant will use the Leased Premises for no other purpose without the prior

written consent of Landlord. Tenant, at Tenant's sole cost, must comply with all current and future requirements of Governmental Authorities pertaining to the use of the Leased Premises. Tenant will not perform any acts or carry on any practices that may injure the Building or be a nuisance.

Section 5.02. Abandonment AND Continuous Operation. Tenant will not abandon, vacate, or surrender the Leased Premises during the Term. Commencing with the Rent Commencement Date, Tenant agrees to keep the Leased Premises open and available for business continuously during the Retail Operating Hours. Tenant's obligation to continuously operate its business is and will be unaffected by any permitted assignment of the Lease.

Section 5.03. Services. The Leased Premises are serviced by water, sanitary sewer, and electricity services. All plumbing and electrical systems servicing the Leased Premises are in good working order. Tenant will make direct arrangements with all utility service providers that provide utility services through separately metered facilities to the Leased Premises. Utilities that are not separately metered and charged to the Tenant will be paid for by Tenant through the common expense provisions of this Lease. Landlord will not be liable for damages or other compensation for any failure or interruption of any utility service to the Leased Premises. Landlord agrees to furnish to the Leased Premises with HVAC. Tenant, however, will pay to Landlord, upon receipt of a written statement, Landlord's charge for air conditioning and electricity furnished to the Leased Premises during any time other than these recognized business hours. After hours air conditioning and electricity will be paid by Tenant at Landlord's actual cost, as reasonably determined by Landlord. Tenant will provide all janitorial service and will maintain entries and restrooms for the Leased Premises in a clean condition. Landlord will not be liable for, and Tenant will not be entitled to, any abatement or reduction of rent because of Landlord's failure to furnish any of the foregoing services when the failure is caused by accidents, breakage, repairs, strikes, labor disturbances of any character, governmental order, material shortages, energy or fuel shortages, or by any other similar or dissimilar cause beyond the reasonable control of Landlord, or when Landlord acts with reasonable diligence to correct the failure to furnish the service after receiving written notice of the absence of the service. Landlord will not be liable under any circumstances for any damage or loss to property occurring in connection with the failure of Landlord or its agents, contractors, or employees to furnish any of the foregoing services. Wherever heat generating machines or equipment are used in the Leased Premises that materially affect the temperature otherwise maintained by the air conditioning systems, Landlord reserves the right to install supplementary air conditioning units in the Leased Premises, and the cost of installation, operation, and maintenance of the supplementary air conditioning units will be paid by Tenant to Landlord as additional rent upon demand by Landlord.

Section 5.04. Non-Compete. Neither Tenant nor any partner, shareholder, member, manager, director, officer, affiliate, or subsidiary of Tenant is permitted to operate, manage, or have any New York style deli restaurant within a 2 mile radius of the leased premises. If this covenant is violated, Tenant will be considered in default under this Lease.

ARTICLE VI

RENTAL ADJUSTMENT

Section 6.01. Expenses Defined.

(a) As used in the Lease, the term "**Project Expenses**" means all costs of operating, managing, owning, equipping, lighting, repairing, replacing, and maintaining the Building and Project including, but not limited to, the following costs: (i) real property taxes and assessments, if any, attributable to the Building; (ii) personal property taxes levied on equipment, fixtures, and other property of Landlord located in the Building and used in connection with its operation; (iii) water, sewer, and other similar charges (to the extent not separately metered); (iv) insurance premiums of any type, including fire and other casualty insurance and public liability insurance, attributable to the Building; (v) utility expenses, including expenses for gas, electricity, and telephone; (vi) expenses for landscaping and other services attributable to the Building; (vii) costs incurred for air conditioning maintenance and repair and elevator maintenance and repair; (viii) the costs of supplies, materials, equipment, and tools used in the operation of the Building; (ix) expenditures for capital improvements including expenditures for capital improvements that are imposed or required by or result from statutes or regulations promulgated by any Governmental Authorities (so long as the cost of any capital improvements made necessary by the actions of any Governmental Authorities are amortized over the useful life of the improvement according to sound accounting practice and only the portion of the amortization applicable to any calendar year or, if applicable, any partial calendar year will be included as a Project Expense for the calendar year or partial calendar year); (x) all costs and expenses of every kind and nature that may be paid or incurred by Landlord in operating, managing, owning, equipping, lighting, repairing, replacing, and maintaining the Building; (xi) general maintenance, repairs, cleaning, and sweeping the Building; (xii) garbage and refuse removal; (xiii) maintenance and repair of sidewalks, curbs, and signs; (xiv) maintenance and repair of sprinkler systems, planting, and landscaping; (xv) lighting of directional signs and other markers or bumpers; (xvi) maintenance and repair of any fire protection systems and storm drainage systems servicing the Building; (xvii) personnel to implement the foregoing services, including, if Landlord deems necessary, the cost of security guards and all payroll taxes and workmen's compensation charges for the personnel; (xviii) depreciation on maintenance and operating machinery and equipment (if owned) and rental paid for the types of machinery and equipment (if rented) used for the foregoing purposes; (xix) other taxes imposed on the Project other than real property taxes; (xx) wages and salaries of employees used in the management of the Project; (xxi) legal fees incurred with respect to the Project, including legal fees in contesting tax assessments; and (xxii) reasonable allowance to Landlord or its managing agent for supervision and overhead of the Project in an amount equal to 5% of the total of the foregoing costs, expenses, taxes, and premiums for each Lease Year.

(b) Except as specifically provided above, Project Expenses will not include depreciation of the Project, interest on mortgages or other loans to Landlord, tenant improvements for other tenants, or commissions paid to real estate brokers. Additionally,

the Project Expenses will not include the cost of services that are specifically provided to office tenants of the Building but not the Tenant under this Lease such as, for example, janitorial services.

(c) If, during any part of a calendar year within the Lease Term, the Building or Project is less than 95% occupied, the amount of the Project Expenses for purposes of calculating the expense statement will be adjusted to the amount of Landlord's good faith estimate of what the Project Expenses would have been, as determined under generally accepted accounting principles, had the Building or Project been 95% occupied for the entire calendar year.

(d) For purposes of calculating the Project Expenses, all Controllable Expenses will be capped at a maximum increase of 5% per year. The term "**Controllable Expenses**" means any of the expenses that comprise part of the Project Expenses that are under the direct control of Landlord or its manager, excluding (for example) taxes, insurance, and utilities.

Section 6.02. Payment of Expenses.

(a) In every calendar year of the Lease Term, Tenant agrees to pay Tenant's Proportionate Share of Project Expenses. Notwithstanding anything to the contrary in this Lease, the amount payable by tenant for its share of Project Expenses during Lease Year 1 will not exceed $5.50 per square foot.

(b) Each year during the Lease Term, Landlord will provide to Tenant an annual expense statement from Landlord setting forth the Project Expenses for the calendar year ending on the prior December 31 and Tenant's actual Proportionate Share of these expenses for the preceding calendar year and the estimated Proportionate Share of these expenses for the following calendar year. Expense statements will be prepared in accordance with generally recognized and established accounting practices, and each annual expense statement, subject to reasonable review by Tenant, will be final and conclusive on both parties.

(c) Landlord will endeavor to give to Tenant on or before April 1 of each calendar year throughout the Term of the Lease the expense statement, but Landlord's failure to provide Tenant with an expense statement by this date will not constitute a waiver by Landlord of its right to require payment by Tenant of Tenant's Proportionate Share of estimated or actual Project Expenses.

(d) Tenant's Proportionate Share of estimated Project Expenses for the calendar year in which the expense statement is received will be divided by 12, and one installment will be paid concurrently with each rental payment of Minimum Monthly Rent until receipt by Tenant of the next expense statement. In addition, Tenant will pay in full, concurrent with the first monthly rent payment due following receipt of the expense statement, an amount equal to the excess of the monthly installment required to be paid by Tenant under the most current expense statement over the monthly installment

made under the preceding expense statement (if any) multiplied by the number of months from January through the month in which the expense statement is received by Tenant.

(e) Except for the time periods covered by Lease Year 1 and the per square foot maximum established in Section 6.02(a) above, if Tenant's Proportionate Share of the Project Expenses for the past calendar year as shown on the expense statement is greater than the payments made by Tenant for that calendar year, then concurrently with the first monthly rent payment due following receipt by Tenant of the expense statement, Tenant will pay in full the excess. If Tenant's Proportionate Share of Project Expenses for the past calendar year as shown on the expense statement is less than the payments made by Tenant for that calendar year, the amount of the overpayment will first be credited against any past due charges and then credited against the next monthly rent payments. Notwithstanding the above, for Lease Year 1 and Lease Year 2, Tenant's maximum overage payment or underage reimbursement, pursuant to this Section 6.02(e), will be capped at 5% of Tenant's total Project Expenses for such Lease Year.

(f) Even though the Term has expired and Tenant has vacated the Leased Premises when the final determination is made of Tenant's Proportionate Share of Project Expenses for the calendar year in which the Lease expires, Tenant will immediately pay the excess of Tenant's Proportionate Share of Project Expenses for the portion of the year in which Tenant was in occupancy over the estimated payments made by Tenant for that calendar year and, conversely, any overpayment made will be promptly immediately rebated by Landlord to Tenant.

Section 6.03. Prorated Charges. The Project Expenses are referred to, collectively, as the "**Prorated Charges.**" If examples are given of the types of costs and expenses (whether designated by the phrases "by way of example" or "including" or some variation of these phrases), the example will not act to limit the general definition of the costs and expenses that comprise each type of Prorated Charges.

Section 6.04. Rental Tax. Concurrent with each payment of rent under this Lease, Tenant also will pay as additional rent any transaction privilege tax, excise tax, sales tax, use tax, gross proceeds tax, rent tax, or similar tax (but not including a net income tax) now or in the future levied or imposed by any Governmental Authorities on the rent or other payments required to be paid under this Lease. Tenant also agrees to pay, upon demand by Landlord, all taxes, assessments, or other charges of any kind (whether or not now customary or within the current contemplation of the parties) imposed by any Governmental Authorities or Landlord with respect to the possession, leasing, operating, maintenance, alteration, repair, use, or occupancy of the Leased Premises.

Section 6.05. Additional Rent. All rents, charges, late fees, and other amounts (however denoted) payable by Tenant under this Lease, other than the Minimum Monthly Rent and the Prorated Charges, will be considered and deemed to be "**additional rent**". The term "**rent**" when used in this Lease, whether capitalized or not, means all rent, charges, and other amounts payable by Tenant under the terms and conditions of this Lease.

ARTICLE VII

REPAIRS, MAINTENANCE, AND ALTERATIONS

Section 7.01. Condition and Repairs. Except as provided below with respect to Landlord's repairs upon the occurrence of an insured casualty and except for the foundation, roof, common areas, structural portions, and exterior walls of the Building, which Landlord agrees to repair, Tenant, at its sole cost and expense, will keep and maintain the entire Leased Premises in good repair and safe condition. This includes Tenant's maintenance of all store front windows, entry doors, interior doors, and heating, ventilating, and cooling equipment servicing solely the Leased Premises. If Tenant fails to make any repair, maintenance, or replacement that is required under this Lease after 10 days' prior written notice by Landlord, Landlord, at its option, may make the repairs or maintenance and all incurred costs and expenses will immediately become due and payable by Tenant to Landlord as additional rent, together with interest as provided below.

Section 7.02. Alterations.

(a) After completion of the Tenant Improvements, Tenant, at Tenant's sole cost and expense and only upon receiving Landlord's prior written consent, may make alterations and improvements to the interior of the Leased Premises that may be necessary or desirable for the conduct of the business of Tenant; however, Tenant may make interior nonstructural alterations and improvements costing less than $25,000 without the Landlords' consent so long as the alterations or improvements do not impair the structural strength or value of the Building or Leased Premises and are made consistent with then-current Building Standards and so long as all alterations or improvements commenced by Tenant are completed expeditiously and in compliance with all current and future laws, statutes, rules, ordinances, regulations, and stipulations (collectively, "**Laws**") of any applicable Governmental Authorities including, without limitation, the Americans with Disabilities Act of 1990 (42 U.S.C. Sections 12101 et seq.) (the "**ADA**").

(b) Except to the extent included as part of the Final Plans, Tenant may not make alterations or improvements to the exterior of the Leased Premises without Landlord's prior written consent. Landlord's consent to exterior alterations or improvements will be given or withheld in Landlord's sole discretion.

(c) As a condition to giving its consent to any interior or exterior repairs, Landlord may, but need not, require one or more of the following: (i) that Tenant agrees to remove any alterations or improvements at the expiration or other termination of this Lease and to restore the Leased Premises to their pre-alteration condition, normal wear and tear to the Leased Premises excepted; (ii) that all alterations and improvements be made under the supervision of a competent architect or competent licensed structural engineer and by a general contractor reasonably approved by Landlord; and (iii) that Tenant use only bondable contractors to do the work.

(d) Subject to the rights of Landlord in case of Tenant's default, all alterations or improvements installed by Tenant under the provisions described above may be removed by Tenant upon the termination of the Lease at Tenant's expense and risk; however, Tenant, at Tenant's sole cost and expense, must repair any damage to the Leased Premises caused by the removal, and, at the option of Landlord, restore the Leased Premises to a rentable condition.

Section 7.03. Liens. Tenant will keep the Leased Premises free from any liens arising out of any work performed, materials furnished, or obligations incurred by Tenant. Landlord will have the right at all times to post notices of non-responsibility on the Leased Premises and record verified copies of any notices of non-responsibility in connection with all work of any kind upon the Leased Premises.

ARTICLE VIII

INSURANCE AND CASUALTY DAMAGE

Section 8.01. Insurance. Landlord and Tenant agree to maintain those types and amounts of insurance described on **Exhibit "C"**.

Section 8.02. Landlord Repair. Except as provided below, if the Leased Premises are damaged by fire, the elements, accident, or other type of casualty (each **a "Casualty Event"**), Landlord will cause the damage to be repaired to the extent the insurance proceeds received by Landlord are permitted to be used for reconstruction (and excluding any proceeds paid to and retained by any mortgagee).

Section 8.03. Commencement of Landlord Repair. Notwithstanding anything to the contrary in this Lease, if a Casualty Event occurs with respect to the Leased Premises, the repair and reconstruction obligation of Landlord will be limited to restoring and repairing the Building to the condition and character in which they existed as of the Lease Date. Landlord agrees that the repair and reconstruction work will be commenced within 90 days after Landlord receives the insurance proceeds described in Section 8.02 above, and all of Landlord's repair and reconstruction work will be pursued diligently, unless delayed by reason of force majeure events. If a Casualty Event occurs with respect to the Leased Premises, Tenant, at its sole cost and expense, will be responsible for the repair and restoration of the interior of the Leased Premises, including the repair and restoration of all furniture, fixtures, and equipment contained in the Leased Premises. Tenant will complete its repair and restoration obligations diligently and in accordance with the Final Plans. All repair and reconstruction work will be performed by Landlord's contractor unless Landlord otherwise agrees in writing. Tenant will commence promptly the installation of furniture, fixtures, and equipment as soon as Landlord's contractor has completed the structural repairs, and Tenant will resume its normal business operations as soon as reasonably possible after the Casualty Event.

Section 8.04. Non-Commencement of Repairs. If the work of repairing, replacing, or rebuilding of the Leased Premises has not commenced within 90 days from the date of Landlord's receipt of the insurance proceeds, Tenant will have the right to terminate this Lease by giving not less than 30 days' written notice to Landlord of Tenant's intention to terminate.

Upon the expiration of the 30 day notice period, this Lease and the Term will cease and expire (except for those indemnifications and other obligations that, by the terms of this Lease, survive any termination), and the insurance proceeds received and receivable under any and all policies of insurance will belong to and be retained by Landlord, Tenant, and any mortgagee to whom the proceeds may be payable, as their interests appear.

Section 8.05. Destruction at Lease End. If a partial or total destruction of the Leased Premises occurs during the last 18 months of the Term of this Lease, Landlord and Tenant will each have the option to terminate this Lease upon giving written notice to the other within 30 days after the destruction. For purposes of this Section 8.05 only, the term "**partial destruction**" will be deemed a destruction to an extent of at least 10% of the then current full replacement cost of the Leased Premises.

Section 8.06. Non-Repair. If the Leased Premises are damaged as a result of any Casualty Event not covered by Landlord's insurance or if the Leased Premises are declared to be unsafe or unfit for occupancy by any Governmental Authorities, or if applicable building or zoning codes and ordinances or other statutes do not permit the repair or reconstruction of the Leased Premises in the manner contemplated by this Article VIII, Landlord may elect not to repair or reconstruct the Leased Premises, in which event this Lease will cease and terminate. Landlord will give Tenant written notice of any intention to terminate within 60 days following the date of the damage or destruction.

Section 8.07. Termination for Casualty. Any permitted termination of this Lease under the provisions of this Article VIII will be effective as of the date of the Casualty Event or as of the date of the surrender by Tenant of the Leased Premises to Landlord, whichever is later, and all rent will be adjusted and calculated as of the effective date of termination. If this Lease is not terminated by notice as provided in this Article VIII, this Lease will remain in full force and effect, subject to the rent abatement provisions below.

Section 8.08. Rent Abatement. Except as specifically provided in Section 4.05 above or in this Article VIII, this Lease will not terminate and will not be affected in any manner by reason of the total or partial destruction or damage of the Leased Premises or the Building or any resulting untenantability of the Leased Premises or the Building, and the rent reserved in this Lease, as well as all other charges payable will be paid by Tenant in accordance with the terms of this Lease without abatement, diminution, or reduction. If, however, the Leased Premises become untenantable by reason of a Casualty Event covered in one or more of the policies of insurance required to be carried by either Landlord or Tenant under the terms of this Lease, Tenant will be entitled to a proportionate reduction in the Minimum Monthly Rent during the period the Leased Premises are untenantable. The proportionate reduction will be equal to the percentage of interference with Tenant's ability to carry on business on the Leased Premises. To the extent reasonably practicable from the standpoint of prudent business management, Tenant will continue the operation of its business on the Leased Premises during any period during which the Leased Premises are untenantable. The obligation of Tenant to pay any additional rent will remain in full force and effect under all circumstances. Tenant will not be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Leased Premises, Tenant's personal property, or any inconvenience or annoyance caused by any Casualty Event.

Section 8.09. No Surrender. Notwithstanding the occurrence of any Casualty Event affecting the Leased Premises, whether or not the Leased Premises are rendered untenantable, Tenant will have no right under A.R.S. § 33-343 or otherwise to quit and surrender possession, and Tenant will have no right to any abatement of rent except as specifically provided in this Article VIII.

ARTICLE IX

EMINENT DOMAIN

Section 9.01. Condemnation. If all of the Leased Premises are acquired or taken by eminent domain for any public or quasi-public use or purpose, this Lease and the Term will cease and terminate as of the date of the complaint is filed in the condemnation action or as of the date the condemnor takes possession, whichever is earlier. If 20% or more of the Rentable Area of the Leased Premises is taken by eminent domain and the taking renders the Leased Premises unsuitable for the business of Tenant, this Lease and the Term will cease and terminate as described above. If the partial taking of the Leased Premises does not render the Leased Premises unsuitable for the business of Tenant or if 20% or less of the Rentable Area of the Leased Premises is taken, this Lease will continue in effect except that the Minimum Monthly Rent will be reduced in the same proportion that the Rentable Area of the Leased Premises taken in the condemnation bears to the original Rentable Area of the Leased Premises.

Section 9.02. Termination for Condemnation. If this Lease is terminated pursuant to this Article IX, the Minimum Monthly Rent and all other charges under this Lease will be prorated to the date of termination.

Section 9.03. Awards for Condemnation. In the event of any condemnation or taking by virtue of the exercise of the right of eminent domain of all or any portion of the Leased Premises, Tenant will be entitled to any award made for furniture, fixtures, and equipment that are removable by Tenant under the terms of this Lease or other improvements installed at the sole cost and expense of Tenant. All other proceeds of any payment or award will be paid to Landlord and are expressly assigned to Landlord.

ARTICLE X

INDEMNITY

Section 10.01. Tenant Indemnity. Unless solely caused by the negligent acts or omissions of Landlord, Tenant will indemnify, defend, and hold harmless Landlord and Landlord's employees, members, directors, officers, partners, and agents for, from, and against all penalties, costs, suits, claims, demands, causes of action, real or claimed damages, liability (including liability for death, bodily injury, personal injury, or property damage), and expenses (including attorney fees) arising out of: (i) any occurrence in, upon, or at the Leased Premises, the occupancy or use by Tenant of all or any part of the Leased Premises, or any act or omission of Tenant, Tenant's Contractors, or a Permittee of Tenant; (ii) the condition of or any defect in the Leased Premises or any improvements within the Leased Premises; (iii) the condition of or any defect in Tenant's furniture, fixtures, or equipment; (iv) the use or occupancy of the Leased

Premises by Tenant or any tenant of Tenant; (v) the Work performed by Tenant or Tenant's Contractors to the Leased Premises or Building (including the release of mechanic's liens); or (vi) any breach or default in the performance of any obligation to be performed by Tenant under this Lease. The limits of the liability insurance policy required above will not limit the liability of Tenant under this indemnity. Tenant will give prompt notice to Landlord in case of any Casualty Event or accidents in the Leased Premises. If Landlord is made a party to any litigation commenced by or against Tenant that is covered by the indemnity described above, Tenant will pay to Landlord all costs, expenses, and reasonable attorney fees incurred by Landlord.

Section 10.02. Landlord Indemnity. Landlord agrees to indemnify and hold harmless Tenant against any and all claims, demands, costs, and expenses (including attorney fees and defense costs) made by third parties (not including employees of Tenant) against Tenant for personal injury or property damage caused solely by the negligent acts or omissions of Landlord in or about the Project.

Section 10.03. Indemnity Claim Procedure. If either Landlord or Tenant believe that a claim for indemnification exists under the terms of Sections 10.01 or 10.02 above (each an "**Indemnified Claim**"), the party believing an indemnification claim to exist ("**Indemnified Party**") will send written notice to the other party ("**Indemnifying Party**") of the nature of the Indemnified Claim and the reason for the Indemnifying Party's responsibility. The Indemnifying Party will have a reasonable time to elect to defend, settle, or compromise the Indemnified Claim at the Indemnifying Party's sole cost with counsel acceptable to the Indemnifying Party. If the Indemnifying Party refuses the defense or does not affirmatively accept the defense, the Indemnified Party may defend, settle, or compromise the Indemnified Claim through counsel of its choice without any waiver, prejudice, or estoppel to any claim of indemnification from the Indemnifying Party. Further, if the Indemnified Party is not satisfied with the defense by counsel for the Indemnifying Party, the Indemnified Party may engage its own counsel without any waiver, prejudice, or estoppel to any claim of indemnification from the Indemnifying Party.

ARTICLE XI

ASSIGNMENT AND SUBLETTING

Section 11.01. No Assignments. Tenant will not sublet all or any part of the Leased Premises and will not assign this Lease or any interest in this Lease (nor may this Lease be assigned by operation of law) to any person whomsoever, without the prior written consent of Landlord. Landlord agrees to use its commercially reasonable discretion in considering any proposed assignment or sublet and further agrees to issue its response to any proposed assignment or sublet within 15 days of the date Tenant has provided to Landlord each of the following: (i) all material terms and conditions of the proposed sublease or assignment; (ii) evidence of the due formation and valid existence of the proposed assignee or sublessee and its financial condition; and (iii) if the proposed assignee or sublessee is not a public agency, the name, identity, and financial condition of a proposed guarantor. No assignments or subleases to a new tenant or subtenant that violates an existing non-complete covenant with respect to the Building will be considered by Landlord. Any attempted or purported assignment or subletting without Landlord's prior written consent will constitute a breach of this Lease and will, at Landlord's election, be void. If Tenant is a corporation or is an unincorporated association or

partnership, the transfer, assignment, or hypothecation of any stock or interest in the corporation, association, or partnership in the aggregate in excess of 25% will be deemed an assignment within the meaning and provisions of this Article XI.

Section 11.02. Permitted Assignment. Any consent given by Landlord to Tenant to sublet all or part of the Leased Premises or to assign this Lease (each a "**Permitted Assignment**") will not be construed as a consent to any other assignment or subletting or a waiver of Landlord's right to object to or declare void any assignment or sublease to which Landlord's written consent has not been obtained. Any assignment or subletting of Tenant's interest that is permitted or consented to by Landlord will not in any way release Tenant from any liability or obligation assumed under the terms of this Lease. All subleases will be on a sublease form approved by Landlord.

Section 11.03. Additional Consideration. One-half of any rent or other economic consideration received by Tenant as a result of an assignment or subletting, whether a Permitted Assignment or not, however denominated under the assignment or sublease, that exceeds in the aggregate: (i) the total sums which tenant is obligated to pay Landlord under this Lease (prorated to reflect obligations allocable to any portion of the Leased Premises subleased); plus (ii) any real estate brokerage commissions or fees payable in connection with the assignment or subletting, will be paid to Landlord as additional rent under this Lease without affecting or reducing any other obligations of Tenant. Tenant will be entitled to retain the other one-half. The sums payable under this Section will be paid to Landlord as and when payable by the assignee or subtenant to Tenant.

ARTICLE XII

DEFAULT AND REMEDIES

Section 12.01. Default. In addition to any defaults or events of default described elsewhere in this Lease, each of the following events also will be considered a material default by Tenant: (i) the failure of Tenant to pay any sums identified in this Lease as rent (including Minimum Monthly Rent, or any additional rent) or any other sums payable pursuant to this Lease on the date due; (ii) the failure of Tenant to observe or perform any of the covenants or agreements contained in this Lease (all of which will be deemed material) to be observed or performed by Tenant; (iii) the entry of an order for relief with respect to Tenant or any guarantor of this Lease under any chapter of the Federal Bankruptcy Code; (iv) the dissolution or liquidation of the Tenant; (v) the abandonment of the Leased Premises at any time during the Term; (vi) the insolvency of Tenant or the inability of Tenant to pay its debts when due; (vii) the appointment of a trustee or receiver to take possession of all or substantially all of Tenant's assets or Tenant's interest under this Lease that is not discharged within 30 days; or (viii) any assignment or sublet of the Leased Premises without the prior written consent of Landlord, as described in Article XI above. In the case of a default under subsection (i) above, Landlord agrees that it will not exercise any of the remedies outlined below if Tenant's failure to pay is cured by Tenant and Tenant within 10 days after receipt of written notice from Landlord. In the case of a default under subsection (ii) above, Landlord agrees that it will not exercise any of the remedies outlined below if Tenant's failure to perform or observe any Lease covenant or agreement, is a type that can be cured or corrected by Tenant and Tenant commences and

completes the cure or correction within 20 days after written notice from Landlord. If the failure is of a type that can be cured or corrected but cannot reasonably be expected to be cured or corrected within 20 days, if Tenant, during the 20 day period after notice from Landlord, has commenced an appropriate cure or correction and diligently pursues the curing or correcting of the failure within 60 days after the written notice from Landlord.

Section 12.02. Remedies.

(a) If Tenant defaults under this Agreement, Landlord, in addition to any other rights or remedies it may have by statute or otherwise, will be entitled to pursue any one or more of the following remedies: (i) Landlord may terminate this Lease and Tenant's right to possession of the Leased Premises by Landlord's specific written election; (ii) Landlord may reenter and retake possession of the Leased Premises through judicial process or through self-help by lock out under A.R.S. § 33-361(A) and remove any or all persons or property from the Leased Premises; (iii) Landlord may commence a forcible entry and detainer action for recovery of possession of the Leased Premises and all due and unpaid rent under A.R.S. § 33-361(A); (iv) Landlord may retain the Security Deposit and apply the Security Deposit toward accrued and accruing rent and damages under the Lease; (v) Landlord may commence an action for ejectment under A.R.S. § 12-1251; (vi) Landlord may enforce any common law, statutory, or contractual Landlord's lien under Arizona law, A.R.S. § 33-361(D), or the Lease; (vii) Landlord may commence an action for rent under A.R.S. § 12-1271; and (viii) Landlord may commence, from time to time, an action to recover any rent, accelerated rent, liquidated damages, or any other sums due to Landlord under this Lease. The remedies established above will be in addition to all other legal remedies available to Landlord under Arizona law and not in lieu of any other remedies.

(b) Landlord and Tenant agree that, unless Landlord has made a specific written election to terminate the Lease, Landlord will not be deemed to have elected to terminate the Lease as a result of Landlord's exercise of any of its remedies outlined in subparagraphs (a)(ii) through (a)(viii), inclusive. Specifically, but without limitation of the previous sentence, neither the Landlord's acts nor Landlord's reentry and retaking of the Leased Premises nor the Tenant's surrender of the Leased Premises nor the Landlord's commencement of an action for future rent will result in a termination of the Lease, absent a written election to terminate by Landlord, and the commencement by Landlord of a forcible entry and detainer action will not, by itself, indicate Landlord's election to terminate the Lease absent a specific written election by Landlord in the complaint or in a separate written notice.

Section 12.03. Re-Entry.

(a) If Landlord elects to reenter the Leased Premises upon Tenant's default, any personal property that belongs to Tenant may, but need not, be removed by Landlord and stored in a public warehouse or elsewhere at the cost and for the account of Tenant. Any and all property that is removed from the Leased Premises by Landlord pursuant to the authority of this Lease or Arizona law may be handled, removed, and stored by or at the direction of Landlord at the sole risk, cost, and expense of Tenant, and Landlord will

not be responsible for its value, preservation, or safekeeping, except in cases where Landlord has been grossly negligent in its handling, removal, or storage, or where Landlord has willfully damaged the items moved and stored. Tenant will pay to Landlord, upon Landlord's demand and as additional rent, any and all expenses and storage charges incurred in the removal.

(b) If Landlord elects to reenter by giving notice of its intention to Tenant or if Landlord actually takes possession by physical act or legal proceedings, or Landlord may either terminate this Lease or attempt to relet all or part of the Leased Premises for any length of lease term (which may be for a term shorter than or extending beyond the Term of this Lease). Any relet by Landlord will be at a rate acceptable to Landlord and will be subject to any other terms and conditions that Landlord in the exercise of Landlord's sole discretion may deem advisable (including the right to change the character and use of the Leased Premises and the right to make alterations and repairs to the Leased Premises at Tenant's expense for the purpose of the reletting). If Landlord elects to reenter and attempts to relet the Leased Premises, Tenant will remain fully liable for all obligations of Tenant under this Lease, and Landlord's actions in reentering or attempting to relet will not be deemed a full or partial waiver of any obligations of Tenant.

(c) Landlord will give notice of any reletting. Upon each reletting, Tenant will be liable for and will pay immediately to Landlord, as additional rent and in addition to any other sums due under this Lease: (i) the costs and expenses of reletting (including advertising costs, brokerage fees, attorney fees, and the cost of any alterations and repairs incurred by Landlord); and (ii) the amount, discounted at a present value basis, by which the rent reserved in this Lease for the period of the reletting (up to but not beyond the Term of this Lease) exceeds, if at all, the amount to be paid as rent under the relet for the Leased Premises for the relet term.

(d) At the option of Landlord and in lieu of requiring immediate payment from the Tenant under the terms of Section 12.03(c) above, rents received by Landlord from reletting will be applied: first, to the payment of any indebtedness other than rent due under this Lease from Tenant to Landlord; second, to the payment of the costs and expenses of reletting, as described above; third, to the payment of rent and other charges due and unpaid under this Lease. After application by Landlord under the terms of the previous sentence, the residue, if any, will be held without interest to Tenant by Landlord and applied to the payment of future rent as it becomes due and payable.

(e) If Tenant has been credited with any rent to be received by reletting under the terms of Section 12.03(c) above and these rents are not promptly paid to Landlord by the new tenant, or if rent received from the reletting under the terms of Section 12.03(d) above during any month is less than that to be paid during that month by Tenant, Tenant will pay any deficiency to Landlord upon Landlord's demand. The deficiency will be fairly calculated by Landlord. If any payments are not made upon demand, Landlord may undertake legal proceedings to recover all payments, whether one or more payments are past due, and Tenant will be liable for all attorney fees incurred by Landlord in connection with attempts to recover the payments, whether or not legal proceedings are commenced.

Section 12.04. Accelerated Rent - Termination. If Landlord terminates this Lease for any default, Landlord, in addition to any other remedy, may recover from Tenant: (i) all damages and expenses that Landlord may incur by reason of the default including the cost of recovering the Leased Premises (including attorney fees, court costs, and storage charges); (ii) the amount of unpaid rental payments as of the date the lease is terminated; (iii) the present value, at the time of termination of the Lease, of the excess, if any, of the amount of rent and additional rent reserved in this Lease for the remainder of the Term less the fair rental value of the Leased Premises for the remainder of the Term; and (iv) any other amount necessary to compensate Landlord for damages actually incurred by Landlord arising out of Tenant's failure to perform Tenant's obligations under this Lease or for damages that, in the ordinary course of events, would be likely to result to Landlord from the failure of performance. All amounts described in this Section will be immediately due and payable from Tenant to Landlord upon demand.

Section 12.05. Future Rents.

(a) Upon Tenant's default under the Lease, Landlord, without terminating the Lease, may elect to: (i) bring actions at various times during the remainder of the Term to collect all then-accrued and unpaid rent, additional rent, and other damages (without waiving any right to receive future rents); (ii) bring an action upon the expiration of the Term for all unpaid rent, additional rent, and other damages for the Term; or (iii) as provided in Section 12.03(c) above, bring an action upon the reletting of the Leased Premises for unpaid rent, additional rent, and other damages through the date of reletting plus the present value of the difference between the rent specified in the Lease and the rent paid by any new tenant or tenants.

(b) In addition to the remedies described elsewhere in this Lease, if Tenant is in default of this Lease, Landlord, without terminating the Lease, may recover from Tenant all rent and other sums due and payable by Tenant under the Lease as of the date of entry of a judgment against Tenant plus the difference between: (i) the rent due for the remainder of the Term; less (ii) the fair rental value of the Leased Premises for the remainder of the Term.

(c) Any acceleration and full recovery of rent will not restrict in any way the right of Landlord to exercise any other remedy or remedies above set forth in this Article XII in the event Tenant defaults in the performance of any other obligations of Tenant in this Lease.

Section 12.06. Calculation of Rent. Whenever under this Article XII Tenant is liable for the payment of any rent to Landlord, for any deficiency in rent received by Landlord upon a reletting, or for damages measured by rent, rent will include the Minimum Monthly Rent for the period between the Commencement Date of this Lease and the date of the default) with proportionate adjustment for partial annual periods. In addition, Tenant will be liable for all charges incurred or to be incurred by Landlord during the period for items designated as additional rent. These charges may be estimated by Landlord on the basis of past charges. If this Lease continues in effect after any payment of rent calculated on the basis of estimates or averages as provided above, Tenant's actual liability for these charges will be adjusted as any rent from tenants to whom the Leased Premises are relet is received or as the actual amount of

additional rent due from Tenant is known. These adjustments will be made periodically as Landlord deems appropriate, but not less often than yearly, and Landlord will give Tenant notice of these adjustments and of any amounts due from Tenant to Landlord, which amounts will be payable on demand.

Section 12.07. Entry by Landlord. Without constituting a trespass, eviction, breach of quiet enjoyment, or forcible entry and with or without the existence of a default, Landlord will have the right to enter the Leased Premises at any time to inspect the Leased Premises or to cure any default (including a breach of the Rules and Regulations), to submit the Leased Premises to prospective purchasers, tenants or mortgagees, to post notice of non-responsibility, and to alter, improve, or repair the Building without abatement of rent, and Landlord, for the purposes of repair and alteration, may erect scaffolding and other necessary structures where reasonably required by the character of the work to be performed so long as the business of Tenant is not interfered with unreasonably. Except for those arising from Landlord's intentional or grossly negligent conduct, Tenant waives any claim for damages for any injury or inconvenience to or interference with Tenant's business, any loss of occupancy or quiet enjoyment of the Leased Premises, and any other loss occasioned by Landlord's entry for any purpose permitted under this Lease. Landlord will have the right to use any and all means to open all doors in an emergency in order to obtain entry to the Leased Premises, and any entry by Landlord to the Leased Premises under this Section 12.07 will not constitute an unlawful or forcible entry or detainer of the Leased Premises or an eviction of the Tenant from the Leased Premises or affected portion.

Section 12.08. Landlord's Right to Cure Default. All covenants and agreements to be performed by Tenant under any of the terms of this Lease will be at its sole cost and expense and without any abatement of rent. If Tenant fails to pay any sum of money, other than rent, required to be paid by Tenant under this Lease or fails to perform any other act on its part to be performed under this Lease, Landlord may, but will not be obligated so to do, and without waiving any rights of Landlord or releasing Tenant from any of its obligations, make the payment or perform other acts. All sums paid or expenses incurred by Landlord and all necessary incidental costs (together with interest at the lesser of the prime rate charged plus 5% per annum or the highest rate permitted by applicable law from the date of the payment by Landlord until paid) will be considered as additional rent and will be payable to Landlord on demand or, at the option of Landlord, may be added to any future rent becoming due under this Lease.

Section 12.09. Non-Exclusivity of Remedies. Landlord's pursuit of the foregoing remedies will not preclude Landlord's pursuit of any of the other remedies provided for in this Lease or any other remedies provided by law or at equity. All remedies are cumulative. Landlord's pursuit of any remedy will not constitute a forfeiture or waiver of any amounts due to Tenant from Landlord or of any damages accruing to Landlord by reason of the violation by Landlord of any of the terms, provisions, and covenants of the Lease. Landlord's acceptance of payments after the occurrence of a default will not be construed as an accord and satisfaction, compromise, or waiver unless Landlord notifies Tenant in writing of Landlord's intent to satisfy, compromise, or waive. Forbearance by Landlord in enforcing one or more of the remedies will not be deemed or construed to constitute a waiver of the default or of Landlord's right to enforce any such remedies. If any of Landlord's remedies outlined above are determined to be unconscionable or unenforceable, Landlord and Tenant intend that all other remedies will remain

enforceable to the fullest extent and that the enforcement of the unenforceable or unconscionable provision be limited to the minimum extent necessary to make the unenforceable or unconscionable clause enforceable.

Section 12.10. Landlord's Contractual Lien. In addition to any statutory lien for rent in Landlord's favor (i.e., under A.R.S. § 33-362), Landlord will have, and Tenant grants to Landlord, a continuing security interest for all rent and other sums of money due under this Lease from Tenant, and for the performance of all other obligations of Tenant under this Lease, in all goods, wares, equipment, fixtures, furniture, inventory, accounts, contract rights, chattel paper, and other personal property of Tenant situated on the Leased Premises. This property will not be removed from the Leased Premises without the consent of Landlord until all arrearage in rent as well as any and all other sums of money and obligations then due to Landlord under this Lease are first paid and discharged. In the event of a default under this Lease, Landlord will have, in addition to any other remedies provided in this Lease or by law, all rights and remedies of a creditor under the Arizona Uniform Commercial Code. Tenant agrees to execute any financing statements and other instruments necessary or desirable in Landlord's discretion to perfect the security interest created by this Lease. Any statutory lien for rent is not waived by Landlord, the express contractual lien granted above being in addition to any statutory lien.

ARTICLE XIII

SECURITY DEPOSIT

Section 13.01. Security Deposit. Upon execution of this Lease and if a Security Deposit is required under the Lease or if a Security Deposit is required in connection with any Permitted Assignment, Tenant will deposit with Landlord or its agent, the Security Deposit as partial security (and not as rent) for the full and faithful performance of each and every term, condition, covenant, and provision of this Lease that is required to be performed by Tenant. If Tenant defaults under this Lease, Landlord may use, apply, or retain all or any part of the Security Deposit for the payment or performance, in whole or in part, of any rent and/or other obligation to be paid or performed by Tenant or any other cost, expense, or liability that Landlord may incur by reason of Tenant's default.

Section 13.02. Application of Deposit. Any use, application, or retention of the Security Deposit by Landlord will be in addition to, and not in substitution of or an alternative to, any other rights or remedies that Landlord may have at law or in equity or under this Lease, will not prevent Landlord from pursuing its other rights and remedies under this Lease or at law or in equity, and will not prevent Landlord from recovering damages in the case of a default in excess of the amount of the Security Deposit used, applied, or retained. If any portion of the Security Deposit is used, applied, or retained during the Term of this Lease, Tenant, upon 10 days written demand, will deposit a sufficient sum in cash with Landlord to restore the Security Deposit to the full amount initially deposited, and Tenant's failure to do so will be an additional default of this Lease.

Section 13.03. Refund of Deposit. If Tenant, at the end of the Term of this Lease, including any extensions and holdover periods, has fully and faithfully complied with all of the terms and provisions of this Lease, any unapplied balance of the Security Deposit will be

returned to Tenant. Tenant will not be entitled to interest on the Security Deposit, and Landlord will not be required to segregate the Security Deposit from its general funds.

ARTICLE XIV

MORTGAGE REQUIREMENTS

Section 14.01. Lease Subordination. This Lease is and will be subject and subordinate, in all respects, to any ground lease, mortgage, deed of trust, or any other hypothecation for security that is now in effect or that may be placed by Landlord at any time during the Term on all or part of the Leased Premises and to any and all protective, mandatory, or optional advances made on the security and to all renewals, modifications, increases, and extensions of the security. If any mortgagee, trustee, or ground lessor elects to have this Lease prior to the lien of its mortgage, deed of trust, or ground lease by giving written notice of the Lease priority to the Tenant, this Lease will be deemed prior to the mortgage, deed of trust, or ground lease regardless of whether this Lease is dated prior or subsequent to the execution, recording, or effective date of the mortgage, deed of trust, or ground lease. Tenant agrees to execute any documents required to make this Lease prior to the lien of any mortgage, deed of trust, or ground lease, as the case may be, and if Tenant fails to do so within 10 days after written demand, Tenant will be deemed to automatically make, constitute, and irrevocably appoint Landlord as Tenant's attorney-in-fact and in Tenant's name, place, and stead to execute all required documents.

Section 14.02. Attornment. Tenant agrees that if any proceedings are brought for the foreclosure of, or if the power of sale is exercised under, any mortgage or deed of trust affecting the Leased Premises, Tenant will, upon request by the purchaser at the foreclosure or trustee's sale, attorn to the purchaser and recognize the purchaser as Landlord under this Lease.

Section 14.03. Non-Disturbance. If requested by Tenant in writing, Landlord agrees to obtain a non-disturbance agreement from any present or future lender holding a security interest in the Leased Premises on a commercially reasonable form as approved by Landlord and its lender.

ARTICLE XV

LANDLORD DEFAULT AND TRANSFER OF INTEREST

Section 15.01. Landlord Default. If Landlord defaults under this Lease, Tenant, before exercising any rights that it may have at law to cancel this Lease, will have given notice of the default to Landlord and will grant Landlord a reasonable opportunity to correct and cure the default. Tenant also agrees to give the holders of any mortgages or deeds of trust ("**mortgagees**") on the Project a copy of any notice of default served upon Landlord if Tenant has been notified in writing (by way of a recorded assignment of rents and leases or otherwise) of the addresses of the mortgagees. Tenant further agrees that if Landlord fails to cure the default within a reasonable time, the mortgagees will have an additional 30 days within which to cure the default or, if the default cannot be cured within that time, within the additional time as may be necessary to cure the default, the mortgagee has commenced and is diligently pursuing the remedies necessary to cure the default (including, but not limited to, commencement of

foreclosure proceedings if necessary to affect the cure). This Lease will not be terminated while Landlord or any mortgagee remedies are being diligently pursued.

Section 15.02. Tenant's Time to Sue. Any claim, demand, right, or defense of Tenant that arises out of this Lease or the negotiations that preceded this Lease will be barred unless Tenant commences an action or interposes a defense within 18 months after the date of the inaction, omission, event, or action that gave rise to the claim, demand, right, or defense. Tenant acknowledges and understands, after having consulted with its legal counsel, that the preceding sentence shortens the period within which Tenant would otherwise have to raise its claims, demands, rights, or defenses under applicable laws.

Section 15.03. Relief of Obligations. If Landlord transfers its interest in the Leased Premises (other than a transfer for security purposes only), Landlord will be relieved of all obligations accruing under this Lease after the effective date of the transfer, including, but not limited to, the return of the Security Deposit or other funds held in trust by Landlord for the benefit of Tenant if the obligations are expressly assumed in writing by the transferee. Tenant agrees to attorn to any transferee of Landlord.

Section 15.04. Estoppel Certificate. At any time and from time to time during this Lease, after 10 days prior written request by Landlord, Tenant agrees to execute, acknowledge, and deliver to Landlord a statement in writing certifying to Landlord and any prospective purchaser, mortgagee, or assignee of any mortgage of the Leased Premises that: (i) this Lease is unmodified and in full force and effect (or, if there have been modifications, that the Lease is in full force and effect as modified and stating the modifications; (ii) the dates to which the rent and other charges have been paid in advance, if any; (iii) there are not any uncured defaults on the part of Landlord under this Lease (or specifying the defaults if any are claimed); (iv) there exist no defenses of Tenant against enforcement of any provision of the Lease against Tenant (or, if they exist, the nature of the defenses), (v) the Commencement Date and expiration of the Term; and (vi) any other information that may be reasonably requested by Landlord. Any statement delivered pursuant to this Section may be conclusively relied upon by any prospective purchaser, mortgagee, or assignee of any mortgage of the Leased Premises or any part of the Project.

Section 15.05. Failure to Deliver. If Tenant fails to deliver the estoppel statement within the time required above, any prospective purchase or mortgagee may conclusively assume that: (i) this Lease is in full force and effect, without modification except as may be represented by Landlord; (ii) there are no uncured defaults in Landlord's performance; (iii) not more than one month's rent and no other charges have been paid in advance; (iv) there are no existing defenses against enforcement of any provision of the Lease; and (v) the Commencement Date and expiration of the Term are as stated by Landlord. The failure of Tenant to deliver the required estoppel statement will constitute a default by Tenant under this Lease.

Section 15.06. Sale or Transfer. If Landlord desires to finance, refinance, or sell all or part of the Leased Premises, Tenant, in addition to delivery of any estoppel certificate of the type described above, agrees to deliver to any prospective lender or purchaser designated by Landlord all financial statements of Tenant that may be reasonably required by the prospective lender or purchaser. These statements will include the past three (3) years financial statements of Tenant.

All financial statements will be received in confidence, will be used only for the purposes set forth in this Lease, and will be furnished by Tenant promptly upon Landlord's request.

ARTICLE XVI

ENVIRONMENTAL PROVISIONS

Section 16.01. Tenant Covenant. Tenant represents and warrants to Landlord that Tenant will not generate, store, treat, use, release, or dispose of (collectively, a "**release**") any hazardous materials on or about the Leased Premises or the Project except in compliance with all environmental laws and any conditions imposed by Landlord and only with the express written approval of Landlord. Tenant will obtain, comply with, and provide Landlord with copies of all permits required in connection with the generation, storage, treatment, use, release, or disposal of any hazardous materials.

Section 16.02. Asbestos. Tenant will not install nor permit to be installed on or in the Leased Premises any hazardous materials or any asbestos or asbestos containing material. If these materials are determined to be in or on the Leased Premises as a result of the actions of Tenant, Tenant will comply promptly with any applicable environmental laws (which may or may not require removal of the material) at Tenant's expense.

Section 16.03. Landlord Actions. If Tenant fails to perform any of its obligations under this Article XVI within 30 days after written notice by Landlord of the failure (or within a reasonable period of time not to exceed 90 days after written notice of the failure if, due to the nature of the failure, the failure cannot be cured within a 30 day period but is otherwise susceptible to cure within a reasonable period of time not exceeding 90 days), Landlord may enter upon the Leased Premises and remove or cause to be removed the hazardous material or otherwise cause compliance with any applicable environmental law; however, Landlord may enter the Leased Premises prior to the expiration of the cure period to remove or cause to be removed the hazardous material or otherwise cause compliance with any applicable environmental law, if Landlord determines that the action is necessary prior to the expiration of the applicable cure period: (i) for the preservation or safety of the Project or the tenants in the Project or other persons; (ii) to avoid suspension of a necessary service to the Project; (iii) for the preservation of the lien and grant of any deed of trust granted to any lender with respect to the Project or the priority of any lien; or (iv) to assure the continued operation of the Project. The 30 day notice period described above may be shortened if compliance is required earlier by any environmental law or any order issued by any applicable Governmental Authorities. The cost of removal and compliance will be immediately due to Landlord upon demand as additional rent.

Section 16.04. Tenant Compliance. Tenant will, at Tenant's own expense, comply with all present and future environmental laws affecting Tenant's activities on the Leased Premises. Tenant will keep the Leased Premises free of any lien imposed pursuant to any environmental laws as a result of Tenant's acts or failure to act under this Lease.

Section 16.05. Hazardous Materials Defined. As used in the Lease, the term "**hazardous materials**" means materials regulated under the environmental laws and asbestos,

urea formaldehyde foam insulation, petroleum containing products, and any fluid containing polychlorinated biphenyls.

Section 16.06. Environmental Laws Defined. As used in this Lease, the term "**environmental laws**" means all Laws enacted by any Governmental Authorities related in any way to the regulation or protection of the environment including the following, as they may be amended from time to time: the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §§ 9601 et seq.), the Resource and Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.), the Safe Drinking Water Act (42 U.S.C. §§ 300f et seq.), the Clean Water Act (33 U.S.C. §§ 1251 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.), and the Arizona Environmental Quality Act, including provisions on aquifer protection (A.R.S. §§ 49-241 et seq.), remedial action (A.R.S. §§ 49-281 et seq.), air quality (A.R.S. §§ 49-401 et seq.), solid waste management (A.R.S. §§ 49-701 et seq.), hazardous waste disposal (A.R.S. §§ 49-901 et seq.), and underground storage tank regulation (A.R.S. §§ 49-1001 et seq.)

Section 16.07. Removal. Tenant will be responsible for removing from the Leased Premises any hazardous materials put there by Tenant or its Permittees that either Tenant or Landlord is required by law to remove. In addition, Tenant will be responsible for restoring the Leased Premises to their condition immediately prior to the time of the required removal.

Section 16.08. Notification. Tenant immediately will notify Landlord, both orally and in writing, of any of the following:

(a) Any release into the environment of any hazardous materials;

(b) Any correspondence or communication to Tenant or its agents regarding the presence or suspected presence of hazardous materials on the Leased Premises or the Project or regarding the application of environmental laws to the Leased Premises, the Project, or Tenant's activities on the Leased Premises;

(c) Tenant's knowledge of any circumstances that could give rise to a claim that Tenant, Landlord, the Leased Premises, or the Project may be in violation of environmental laws; and

(d) Any change in Tenant's activities on the Leased Premises that will change or has the potential to change Tenant's or Landlord's obligations or liabilities under environmental laws.

Section 16.09. Tenant's Environmental Indemnity. Tenant, on demand, will indemnify and hold harmless Landlord, its employees, and agents for, from, and against any loss, damage, obligation, penalty, liability, litigation, demand, defense, judgment, suit, proceeding, cost, disbursement, and expense (including, but not limited to, the costs of reasonable investigation, remediation, removal, and legal fees and expenses) arising out of a violation by Tenant of any environmental law or a breach of any representation, warranty, covenant, or agreement of Tenant under this Article XVI. Tenant's obligations and liabilities under this Section will continue after the expiration or termination of this Lease so long as Landlord bears

any liability or responsibility under the environmental laws for any action that occurred or was initiated on the Leased Premises or the Project during the Term of this Lease. Tenant's failure to abide by the terms of this Article XVI will be restrainable by injunction.

Section 16.10. Landlord's Environmental Indemnity. Landlord, on demand, will indemnify and hold harmless Tenant, its employees, and agents for, from, and against any loss, damage, obligation, penalty, liability, litigation, demand, defense, judgment, suit, proceeding, cost, disbursement, and expense (including, but not limited to, the costs of reasonable investigation, remediation, removal, and legal fees and expenses) incurred by or assessed against Tenant or its employees or agents arising out of a violation by Landlord of any environmental law. Landlord's obligations and liabilities under this paragraph will continue after the expiration or termination of this Lease so long as Tenant bears any liability or responsibility under the environmental laws for any action that occurred or was initiated on the Leased Premises, the Building or the Project during the Term of this Lease.

ARTICLE XVII

GENERAL PROVISIONS

Section 17.01. No Partnership. Nothing contained in this Lease will be deemed or construed to create a partnership, joint venture, or any association between Landlord and Tenant or cause Landlord to be responsible in any way for the debts or obligations of Tenant, and neither the method of computing rent nor any other provision contained in this Lease nor any acts of the parties will be deemed to create any relationship between Landlord and Tenant other than the relationship of Landlord and Tenant.

Section 17.02. Notices. All notices, demands, consents, and statements that are required or permitted to be given by either party will be in writing and, to be effective, will be personally delivered or sent by overnight express delivery or mailed by United States certified mail (postage prepaid, return receipt requested) at Tenant's Address or Landlord's Address, as applicable. Either party may change its address by notice given to the other in the manner set forth in this paragraph. Notices, demands, and statements will be deemed given and received when personally delivered or two (2) days after they are mailed as provided above or on the next business day after deposit with a recognized overnight express delivery service.

Section 17.03. Attorney Fees. If any action or proceeding brought by either party against the other under this Lease or any guarantee of this Lease, the prevailing party will be entitled to recover attorney fees in the amount the Court may determine reasonable. Either party also will be entitled to recover all costs, expenses, and reasonable attorney fees that may be incurred or paid by the party in enforcing the terms of this Lease or in enforcing a judgment in its favor, whether or not the party commences litigation against the other party.

Section 17.04. Delivery of Leased Premises at Expiration. At the expiration of the Term of this Lease or upon any early termination of this Lease (whether consented to by Landlord or as a result of a default by Tenant under this Lease), Tenant will deliver the Leased Premises, including all improvements, to Landlord in good and clean condition and repair,

except for normal wear and tear, and Tenant will leave on the Leased Premises all items that are owned by Landlord or that Landlord is entitled to retain under the terms of this Lease.

Section 17.05. Binding Effect. Subject to the provisions of this Lease restricting assignments or subletting by Tenant and except as otherwise specifically provided in this Lease, this Lease will bind and inure to the benefit of the parties and their respective heirs, administrators, personal representatives, successors, and assigns.

Section 17.06. Time. Time is of the essence of this Lease and each and every provision of this Lease.

Section 17.07. Consent and Waiver. No waiver of any term, covenant, condition, or obligation of this Lease, will be effective unless granted in writing. The waiver by Landlord of any term, covenant, condition, or obligation in this Lease will not be deemed to be a waiver of any other term, covenant, condition, or obligation of this Lease. The subsequent acceptance of rent by Landlord will not constitute a waiver of any preceding breach by Tenant, regardless of Landlord's knowledge of the preceding breach at the time of acceptance of the rent. Whenever this Lease requires the Landlord to consent or approve any matter, the standard for approval or disapproval will be one of good faith unless the Lease otherwise provides that the consent or approval may be given or withheld in Landlord's sole discretion or in Landlord's reasonable discretion.

Section 17.08. Governing Law and Severability. This Lease will be governed by and construed in accordance with Arizona law, and the invalidity or unenforceability of any provision of this Lease (as determined by a court of competent jurisdiction) will not affect or impair the validity of the remainder of this Lease or any other provision. All actions brought to enforce or interpret any provision of this Lease must be brought in the Superior Court of Maricopa County, Arizona, or the Federal District Court of the District of Arizona, and Landlord and Tenant voluntarily and irrevocably consent to this jurisdiction and waive any right to remove or transfer any action to a different forum.

Section 17.09. No Individual Liability. The obligations of Landlord under this Lease do not constitute personal obligations of the partners in Landlord or of the members, directors, officers, or shareholders of any of the partners in Landlord, and Tenant will look solely to the real estate that is the subject of this Lease and to no other assets of Landlord for satisfaction of any liability in respect of this Lease and will not seek recourse against the partners in Landlord or the directors, officers, or shareholders of any of the partners in Landlord or any of their personal assets for satisfaction.

Section 17.10. Entire Agreement. This Lease constitutes the entire agreement of the parties and supersedes all prior agreements or understandings, either written or oral, between the parties with respect to the subject matter. This Lease may not be modified or amended except by written agreement of the parties.

Section 17.11. Rules and Regulations. Tenant agrees to comply with (and cause its agents, contractors, employees and invitees to comply with) the Retail Rules and Regulations (the "**Rules and Regulations**"), attached as **Exhibit "D"**. Landlord from time to time may make

modifications, additions, and deletions to the Rules and Regulations as in the sole judgment of Landlord are necessary or convenient for the management and operation of the Building; however, if any modifications, additions, or deletions are in conflict with any specific provisions of this Lease, the provisions of this Lease will control. Landlord will notify Tenant of any modifications, additions, or deletions in the Rules and Regulations, and any modification, addition, or deletion will be effective after Landlord gives five days written notice to Tenant. If, however, any emergency arises that in the sole judgment of Landlord makes it impracticable to give five days written notice, the modification, addition, or deletion will become effective immediately upon implementation by Landlord with the written notice to be subsequently given. Tenant agrees to faithfully observe and comply with the Rules and Regulations and all modifications, additions, or deletions, and the breach of any Rule or Regulation by Tenant will constitute a failure to observe and perform a covenant or agreement of this Lease and a default. Landlord will not be responsible to Tenant for the nonperformance by any other tenant or occupant of the Building of any Rules and Regulations, but the Rules and Regulations from time to time in effect will be uniformly applicable to all tenants and occupants similarly situated.

Section 17.12. Holdover Tenancy. Unless Tenant has provided Landlord with written notice at least 120 days before (and no earlier than 180 days before) the expiration of the Initial Term or any Extension Term (as applicable) of its election (**"Holdover Election"**) to extend the applicable term for the Permitted Holdover Tenancy, Tenant will not retain possession of the Leased Premises without Landlord's written consent after the expiration of the Initial Term or any applicable Extension Term of this Lease. If Tenant timely makes its Holdover Election, Tenant will be permitted to continue to occupy the Leased Premises under the same terms and conditions as applicable as of the end of the Initial Term or Extension Term (including the same rental rates) for up to three additional months. Tenant must identify the length of the holdover period in its Holdover Election, and the period identified will become the "**Holdover Period**". Rental payments (including common area charges and additional rent) will be paid by Tenant for the entire Holdover Period. If Tenant remains in possession of the Leased Premises without Landlord's written consent after the expiration of the Initial Term or Extension Term of this Lease (without Tenant having made a Holdover Election on a timely basis) or after any property elected Holdover Period, Tenant will become a tenant from month-to-month and will be required to pay an amount equal to 125% of the previous month's rental (including all additional rent), payable at the times and in the manner specified in this Lease. If a holdover occurs without Landlord's consent, Tenant may continue in possession of the Leased Premises until the tenancy is terminated by either written notice from Tenant or Landlord of termination at least 30 days prior to the effective date of the termination. Holdover tenancies may end on any day of the month.

Section 17.13. Interest on Past Due Obligations. Except as otherwise provided in this Lease, any amount due to Landlord that is not paid when due will bear interest from the due date at the lesser of the prime rate quoted in or by the *Wall Street Journal* plus 5% per annum or the highest rate permitted by applicable law. Payment of the interest will not excuse or cure any default by Tenant under this Lease.

Section 17.14. Brokers. Tenant represents that it has had no dealing with any real estate brokers or agents in connection with this Lease other than Broker, whose commission, if any is due, will by paid by Landlord in accordance with a separate agreement between Landlord and the

Broker. Tenant will indemnify and hold harmless Landlord for, from, and against any and all claims, demands, losses, liabilities, costs and expenses (including reasonable attorney fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings by Tenant with any other real estate agent or broker.

Section 17.15. Compliance with Laws. Tenant will not permit anything to be done in or about the Leased Premises or Project that will in any way conflict with any Law enacted by any Governmental Authorities.

[The remainder of this page is intentionally left blank.

Signatures follow on the next page.]

Landlord and Tenant have executed this Lease as of the Lease Date.

"Landlord"

One North First Street; LLC, a Delaware limited liability company

By: ______________________
Name: ______________________
Title: ______________________

Date: ______________________

"Tenant"

New York, NY Fresh Deli Franchising, Inc., a Delaware corporation

By: ______________________
Name: ______________________
Title: ______________________

Date: ______________________

EXHIBIT "A"
TO
RETAIL LEASE AGREEMENT

(DEPICTION OF LEASED PREMISES)

EXHIBIT "B"
TO
RETAIL LEASE AGREEMENT

(TENANT IMPROVEMENT PROVISIONS – SECTION 2.03)

TENANT IMPROVEMENT PROVISIONS

Landlord and Tenant mutually agree as follows:

A. **EXISTING BUILDING WORK.**

Landlord will furnish the Leased Premises to Tenant in an "AS IS, WHERE IS" condition with:.

- Heating, ventilating, and air conditioning ("**HVAC**") in good working order.
- Existing exterior doors, frames and hardware.
- Existing ceilings.
- Electrical systems servicing the Leased Premises and in good working order.
- Existing lighting fixtures and switches, telephone outlets, and electrical outlets.
- Plumbing systems servicing the Leased Premises and in good working order.

B. **TENANT IMPROVEMENT WORK.**

1. **Work**. Tenant, at its sole cost and expense, will perform, or cause to be performed, all work ("**Work**") necessary to construct and install the Tenant Improvements described in the Final Plans.

2. **Permits and Liens**. No Work will be undertaken or commenced by Tenant in the Leased Premises until all necessary building permits have been applied for and obtained by Tenant. Tenant agrees to use its best efforts to obtain or cause to be obtained a "no-lien" contract from each of Tenant's Contractors. Tenant will pay for the Work when required under its contracts for the Work and will not permit the Leased Premises or the Building to become subject to any lien or claim of lien on account of labor, material, or services furnished to or for the benefit of Tenant.

3. **Change Orders**. All changes to the Approved Plans or Final Plans requested by Tenant must be approved by Landlord in advance of the implementation of the changes. All increases in the cost of the Work resulting from the change orders will be borne by Tenant.

4. **Standards Of Design And Conditions Of Performance**. All Work done in or upon the Leased Premises by Tenant must comply with all applicable statutes, ordinances, regulations, laws, codes, and industry standards and must be performed by licensed contractors. Tenant will use only new, first-class materials in the Work, except where explicitly shown in the Approved Plans. All Work will be done in a good and workmanlike manner. Tenant and Tenant's Contractors will take all steps appropriate to assure that all construction activities undertaken comport with the reasonable expectations of all tenants in the Building and do not unreasonably interfere with the operation of the Building or with other tenants and occupants of

the Building (including office users). Tenant and Tenant's Contractors will take all precautionary steps to minimize dust, noise, and construction traffic and to protect their facilities and the facilities of others affected by the Work. Tenant will arrange and pay for removal of construction debris and will not place debris in the Building's waste containers. Tenant will proceed with the completed Work expeditiously, continuously, and efficiently.

6. **Completion of Work.**

a. Upon completion of the Work, Tenant will furnish Landlord with full and final waivers of liens and contractors' affidavits and statements, in the form required by Landlord and Landlord's lender, if any, from all parties performing labor or supplying materials or services in connection with the Work showing that all of the parties have been compensated in full and waiving all liens in connection with the Leased Premises and Building. Tenant will submit to Landlord a detailed breakdown of Tenant's total construction costs, together with such evidence of payment as is reasonably satisfactory to Landlord.

b. Upon completion of the Work and Tenant's satisfaction of all requirements for completion described above, Landlord will pay the Tenant Improvement Allowance to Tenant for application to the cost of the Work. If the cost of the Work exceeds the Tenant Improvement Allowance, Tenant will have sole responsibility for the payment of the excess cost. If the cost of the Work is less than the Tenant Improvement Allowance, Tenant will not be entitled to any payment or credit for the excess amount.

EXHIBIT "C"
TO
RETAIL LEASE AGREEMENT

(INSURANCE – SECTION 8.01)

INSURANCE PROVISIONS – RETAIL

A. During the Term, Tenant, at Tenant's own cost and expense, will maintain continuously in full force and effect the following types of insurance:

1. Commercial general liability insurance covering the Leased Premises and Tenant's activities on the Project on an occurrence basis against claims for bodily injury, property damage, personal injury, and death with limits of at least $1,000,000 combined single limit, together with umbrella excess liability coverage of not less than $2,000,000 (with the "other insurance" clause of the umbrella excess liability coverage deleted). The Commercial general liability insurance must include broad form contractual liability and completed operations coverage for the limits identified above and fire damage legal liability insurance of at least $500.000. The maximum limits of the commercial general liability policy of insurance will not limit or diminish Tenant's indemnity requirements under the Lease. In addition, at the beginning of each Lease Year, Landlord may review the umbrella excess liability coverage under this Lease and if such coverage is not commercially reasonable, Landlord may increase such coverage to commercially reasonable levels.

2. Property insurance with "all risk" coverage for fire, earthquake, flood, vandalism, malicious mischief, sprinkler leakage, glass, boiler, and machinery (if applicable) in an amount adequate to cover the cost of replacement of all personal property, inventory, decorations, trade fixtures, furnishings, draperies, equipment, Tenant's Work, and other contents in the Leased Premises, with business interruption insurance in an amount approved by Landlord.

3. Worker's compensation insurance with Arizona statutory minimums and employer's liability of $100,000.

B. The insurance will be: (i) issued in the name of Tenant with Landlord and its managing agent or other designee named as an additional insured on the commercial general liability insurance and property insurance; (ii) written by one or more responsible insurance companies authorized to do business in the State of Arizona with a Best's rating of at least A/VII or comparable rating satisfactory to Landlord; and (iii) in a form, including the amount of any deductible, satisfactory to Landlord. All insurance may be carried under a blanket policy covering the Leased Premises and any other of Tenant's stores and must contain endorsements that: (I) the insurance may not be canceled or amended with respect to Landlord (or its designees) except upon 10 days prior written notice to Landlord (and its designees) by the insurance company; (II) Tenant will be solely responsible for payment of premiums and Landlord (or its designees) will not be required to pay any premiums for the insurance; and (III) in the event of payment of any loss covered by the policy, Landlord or its designees, as applicable, will be paid first by the insurance company for its loss.

C. Thirty days prior to the expiration of any policy of insurance, Tenant will pay the premiums for renewal insurance and deliver to Landlord or to any mortgagee of the Leased Premises designated by Landlord a binder for the renewal policies with evidence of payment of

the premiums, and Tenant will deliver to Landlord, prior to expiration of the binder, a certificate of insurance confirming the coverage. Tenant, however, may contract with the insurance company to pay the premiums on a monthly basis if the insurance policies provide that the insurance may not be canceled or amended with respect to Landlord (or its designees) except upon 30 days' prior written notice to Landlord (and its designees) by the insurance company. If any premiums are not paid and the binders and certificates are not delivered, Landlord may procure and/or pay for the insurance, and the amount paid by Landlord from the date of payment will be due and payable by Tenant as additional rent, Tenant expressly acknowledges that the payment by Landlord of any insurance premium will not be deemed to waive or release the default in the payment by Tenant or the right of Landlord to take any permissable action under this Lease for a default in the payment of rent.

D. Tenant will not violate, nor permit to be violated, any of the conditions or provisions of any of the insurance policies required to be maintained by Tenant, and Tenant will perform and satisfy the requirements of the insurer so that the policies remain in good standing and acceptable to Landlord and so that the insurer will be willing to continue to write the insurance.

E. Tenant will cooperate with Landlord and any mortgagee in the collection of any insurance proceeds that may be due in the event of any loss covered by Landlord's or Tenant's insurance policies, and Tenant will execute and deliver to Landlord and any mortgagee any proof of loss or other instruments that may be required for the purpose of facilitating the recovery of any insurance proceeds. If Tenant fails or neglects to cooperate or to execute, acknowledge, and deliver any required instrument, Landlord, in addition to any other remedies, may execute and deliver, as the agent and attorney in fact of Tenant, any proof of loss or any other instruments as may be desirable to Landlord and any mortgagee for the collection of the insurance proceeds, and Tenant irrevocably nominates, constitutes, and appoints Landlord Tenant's proper and legal attorney-in-fact for these purposes, ratifying all that Landlord may do as attorney-in-fact of Tenant.

F. Landlord and Tenant agree that the commercial general liability insurance and the property insurance carried by either on the Leased Premises or the furniture, fixtures, and equipment or contents of the Leased Premises, will contain a full waiver of subrogation by the insurer against the other and its assigns. Tenant's commercial general liability insurance will be primary insurance. Tenant, as a material part of the consideration to be rendered to Landlord, waives all claims against Landlord for damages to goods, wares, furnishings, furniture, fixtures, and other merchandise in, upon, or about the Leased Premises and for injury to Tenant, its agents, employees, invitees, guests, or third persons in or on the Leased Premises from any cause arising at any time.

G. If the Lease permits or requires that all or part of the Tenant's Work be performed by Tenant or Tenant's Contractor, no work may be commenced unless and until Tenant has submitted to Landlord certificates of insurance evidencing that Tenant's Contractor and all subcontractors have in full force and effect: (i) commercial general liability insurance in an amount of at least $1,000,000 combined single limit, including premises and operations personal injury coverage, broad form contractual liability coverage, and completed operations coverage; (ii) property insurance with builders risk and all-risk coverage and broad form contractual

liability coverage; (iii) comprehensive automobile liability insurance covering bodily injury and property damage; and (iv) workmen's compensation insurance against liability arising from claims of workmen. Each of these coverages must be in amounts approved by Landlord and with insurers licensed to do business in the State of Arizona with a rating of A/VII or better in the most recent Best's insurance guide (or comparable policyholder and financial rating in a comparable rating guide, as determined by Landlord), unless otherwise approved by Landlord. Landlord's approval will be given or withheld in Landlord's sole discretion. Tenant shall cause the insurance described above to be maintained during the period any construction is being performed on the Leased Premises, and this insurance shall be in addition to that required under Paragraph A above.

EXHIBIT "D"
TO
RETAIL LEASE AGREEMENT

(RULES AND REGULATIONS – SECTION 17.11)

OFFICE BUILDING RULES AND REGULATIONS

Signs and Displays

1. No sign, placard, picture, advertisement, name, or notice may be inscribed, displayed, printed, or affixed on or to any part of the outside or inside of the Project, any Leased Premises, or the surrounding area without the prior written consent of the Landlord. If Landlord's consent is given, Landlord may regulate the manner of display of the sign, placard, picture, advertisement, name, or notice. Landlord will have the right to remove any sign, placard, picture, advertisement, name, or notice that has not been approved by Landlord or that is being displayed in a manner other than that approved by Landlord. Landlord may remove these items without notice to, and at the expense of, the Tenant. Tenants may not place anything or allow anything to be placed near the glass of any window, door partition, or wall that may appear unsightly from outside of the Leased Premises. Landlord will have the right to control all internal lighting that may be visible from outside of any Leased Premises. Additionally, two (2) 18" x 18" neon signs are approved for placement on storefront exterior windows.

2. Any directory of the Project will be provided exclusively for the display of the name and location of tenants only, and Landlord reserves the right to exclude any other names from the directory and to charge a reasonable fee for each name other than the name of a tenant that is placed upon the directory.

Access

3. The sidewalks, halls, passages, exits, entrances, elevators, and stairways may not be obstructed by a tenant or its customers, business invitees, employees, agents, clients, patrons, licensees, and guests (collectively, for the purposes of these rules and regulations, called "permittees") and, except for toilets, may not be used for any purpose other than for ingress to and egress from their respective Leased Premises. The common areas of the Building (i.e., the halls, passages, toilets, balconies, and roof) are not for the use of the general public, and Landlord retains the right to control and prevent access to the common areas by all persons whose presence, in the judgment of the Landlord, is prejudicial to the safety, character, reputation, and interests of the Project or its tenants. Nothing contained in these rules should be construed to prevent access by persons with whom a tenant normally deals in the ordinary course of its business, unless the persons are engaged in illegal activities.

4. On Sundays, legal holidays, and other days when the Buildings may be closed at certain times, access to the Building, the halls, corridors, or stairways in the Building, the Leased Premises, or the Project may be controlled through the use of security devices. These security devises may limit the right to access the Leased Premises. Landlord will not be liable for damages with regard to the lack of access to or from the Project. In cases of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Project by closing the doors or otherwise restricting access for the safety of all tenants and protection of the Project. Nothing in these rules, however, will be construed to obligate Landlord to provide any security for the Project or any tenant or its permittees or be deemed an assumption on the part of the Landlord of any duty to any person on the Project to make the Project safe.

5. Landlord reserves the right to exclude or expel from the Project any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who violates any of the rules and regulations of the Project.

6. Tenants must not disturb, solicit, or canvass any occupant of the Building. Peddlers, solicitors, and beggars must be reported by tenants to Landlord.

7. Each tenant assumes full responsibility for protecting, at all times, the Leased Premises and all personal effects of the tenant and, its permittees from theft, robbery, and pilferage. Landlord will have no liability to any of these acts.

Leased Premises

8. No tenant may install any new additional locks or bolts on any exterior door of the Leased Premises without the written consent of Landlord.

9. No tenant may hang or suspend from any wall or ceiling or roof, or any other part of the Building, any equipment, displays, fixtures, or signs that are not authorized by the Landlord.

10. Landlord will have the right to prescribe the weight, size, and position of all safes and other heavy equipment brought into the Project and the time and manner of moving this type of equipment in and out of the Project.

11. No tenant may install or operate machinery, equipment, or any mechanical or electrical device of a nature not directly related to Tenant's ordinary use of the Leased Premises, without the prior written permission of Landlord.

12. No Leased Premises may be used for manufacturing. No tenant may advertise for laborers giving an address at the Leased Premises. No Leased Premises will be used for lodging or sleeping or for illegal purposes.

13. No tenant may use or keep in the Leased Premises or the Project any kerosene, gasoline, or inflammable or combustible fluid or material or use any method of heating or air conditioning other than that supplied or approved by Landlord.

14. Each tenant must ensure that the doors of its Leased Premises are closed and securely locked before leaving the Building and that all water faucets, water apparatus, and electricity are entirely shut off before the tenant or tenant's employees leave the Building. Each tenant will be responsible for any damage to the Project or to other tenants caused by a failure to comply with this rule.

15. Except as expressly provided in any Lease for any Leased Premises, no vending machine may be installed, maintained, or operated upon the Leased Premises or the Project without the prior written consent of Landlord.

16. Each tenant must comply with all fire regulations that may be issued from time to time by Landlord or any fire marshall, and each tenant also must provide Landlord with the name

of a designated responsible employee to represent the tenant in all matters pertaining to fire regulations. Tenant, at its sole expense, will provide and maintain those fire retarding devices that are required by the City of Phoenix Fire Code or Landlord's insurance carrier.

17. All interior window coverings must be approved by Landlord, and no tenant may install any awnings or other exterior window shades or coverings, except as specifically provided in any Lease for the Leased Premises.

18. No tenant may waste electricity or water, and each tenant will cooperate fully with Landlord to assure the most effective operation of the Building's heating and air conditioning equipment.

__Common Areas__

19. The toilets, urinals, wash bowls, and other apparatus will not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever will be thrown or placed in these items. The expense of any breakage, stoppage or damage resulting from a violation of this rule by a tenant or its permittees will be borne by the responsible Tenant.

20. All tenants must use all common facilities in a manner to ensure their good working order and cleanliness. No tenant may use, keep, or permit to be used or kept any noxious gas or substance in the Leased Premises, or permit the Leased Premises to be occupied or used in a manner that is offensive or objectionable to the Landlord or other tenants or occupants of the Project because of noise, odors, or vibrations, other than noises and smells customarily associated with the operation of a deli/restaurant. No skateboards or similar vehicles and no animals or birds will be brought in or kept in or about the Leased Premises or the Project. No Tenant will make or permit any noises to disturb or interfere with occupants of neighboring buildings or premises including those noises caused by the use of any musical instrument, radio, phonograph, or similar devise.

21. Tenant, upon termination to the tenancy, must deliver to Landlord all keys to the Project.

22. Each tenant must store all its trash and garbage in proper containers located within its Leased Premises. No tenant may place in any trash box, receptacle, or compactor located within the Project any material that cannot be disposed of in the ordinary and customary manner of trash and garbage disposal. All garbage and refuse disposal will be made at the times and in the manner directed by Landlord.

__Parking and Delivery__

23. Loading areas of the Project will be designated by Landlord and may be used on a temporary basis to for deliveries and "pickups." Landlord or its agents will have the right to cause to be removed any car of any tenant or permittees of that tenant may be parked in unauthorized areas, and, by their execution of a Lease for the Project, each tenant agrees to indemnify and hold harmless Landlord, its agents, and employees for, from, and against any and all claims, losses, damages, and demands arising out of the removal of any vehicle.

24. All delivery vehicles must use designated loading zones that may be established from time to time by Landlord. Deliveries to individual suites will be made in a manner and the time so as to not unreasonably interfere with pedestrian traffic. Each tenant is responsible for the actions and control of its delivery vendors.

25. No tenant and no employees or agents may solicit business in the common areas of the Project, and Tenant may not distribute any handbills or other advertising material in the parking areas or common areas of the Project.

Project and Advertising

26. Without the written consent of Landlord, no tenant may use the name of the Project in connection with the promotion or advertising of the tenant's business of Tenant except as part of the tenant's address.

Interpretation

27. Landlord reserves the right, by written notice to the tenants, to rescind, alter, or waive any rules or regulations at any time prescribed for the Project when, in Landlord's good faith judgment, it is necessary, desirable, or proper for the best interest of the Project or its tenants. These rules and regulations apply solely to retail tenants at the Project. These rules and regulations are intended to supplement but not limit the terms and conditions applicable to any Lease for any Leased Premises. If there is a conflict between these rules and regulations and any provision of a Lease, the Lease terms will control. To the extent necessary for interpretation of these rules and regulations, capitalized terms used in these rules and regulations will be given the meanings set forth in the applicable Lease for the tenant.



ONE NORTH FIRST STREET

RETAIL LEASE AGREEMENT



4816-4877-6705.5

TABLE OF CONTENTS

Page

ARTICLE VII
REPAIRS, MAINTENANCE, AND ALTERATIONS

ARTICLE VIII
INSURANCE AND CASUALTY DAMAGE

ARTICLE IX
EMINENT DOMAIN

ARTICLE X
INDEMNITY

ARTICLE XI
ASSIGNMENT AND SUBLETTING

ARTICLE XII
DEFAULT AND REMEDIES